Exhibit 99.1

Golden Enterprises Announces Quarterly and Annual Results

BIRMINGHAM, Ala.--(BUSINESS WIRE)--July 23, 2009--Golden Enterprises, Inc.’s (NASDAQ: GLDC) Board of Directors today declared a quarterly dividend of $.03125 per share payable August 12, 2009 to stockholders of record on August 3, 2009.

Golden Enterprises, Inc.’s basic and diluted income per share for the thirteen weeks ended May 29, 2009 were $.02 compared to $.01 for the thirteen weeks ended May 30, 2008. Net sales continue to show strong growth increasing 11% for the current quarter. Total sales were $32,999,688 versus $29,846,874. Furthermore, operating income increased $220,414 compared to a loss of $5,172 for the same quarter last year.

For the fifty-two weeks ended May 29, 2009, basic and diluted income per share was $.17 per share compared to $.10 last year. Total net sales were $122,168,626 compared to $113,379,832 last year, an increase of 8%. Operating income for the fifty-two weeks increased an impressive 48.31%, $2,310,528 compared to $1,557,934 last year.

We continue to maximize our efforts to improve efficiencies in manufacturing. One such project near completion is our onsite Process Water Treatment Facility, which uses a highly effective, environmentally friendly membrane technology. This facility will collect production process water and filter it into clean water which will help the ecology of the stream adjacent to our site. With this, we expect to be able to reduce our utility cost associated with disposing of process water in the conventional manner. We are committed to sustainability within our company and our community today, and in the future. This project should be completed in the second quarter of 2010.

The Company is pleased with our annual results and is enthusiastically working and positioning our company to satisfy the expectations of our consumers, customers, employees and shareholders.

The following is a summary of net sales and income information.

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	May 29, 2009	May 30, 2008	May 29, 2009	May 30, 2008

Net sales	$32,999,688	$29,846,874	$122,168,626	$113,379,832

Income before income taxes	463,043	246,576	3,348,173	1,894,800
Income taxes	260,286	129,916	1,358,073	767,232
Net income	$202,757	$116,660	$1,990,100	$1,127,568

Basic and diluted income per share	$0.02	$0.01	$0.17	$0.10

Basic weighted shares outstanding	11,746,632	11,789,305	11,758,651	11,815,621

Diluted weighted shares outstanding	11,746,632	11,789,305	11,758,651	11,815,621

This News Release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those forward-looking statements. Factors that may cause actual results to differ materially include price competition, industry consolidation, raw material costs and effectiveness of sales and marketing activities, as described in the Company’s filings with the Securities and Exchange Commission.

CONTACT:
Golden Enterprises, Inc.
Patty Townsend, 205-458-7132